                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--323,
Defined Asset Funds (California, Florida and New Jersey Trusts):

We consent to the use in this Registration Statement No. 333-45439 of our report dated May 1, 1998, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--323, Defined Asset Funds (California, Florida and New Jersey Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
May 1, 1998